EXHIBIT 2.2(a)



                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT


     This Amendment No. 1 to Asset Purchase Agreement made and entered into as of the 23rd day of July, 1996 by and among Hvide Marine Incorporated, a Florida corporation, Seal Fleet, Inc., a Nevada corporation, Sealcraft Operators, Inc., a Texas corporation, Seal GP, Inc., a Delaware corporation, and South corporation, a Delaware corporation, First Magnum corporation, a Florida corporation, and Thomas M. Ferguson.

     Whereas, the parties hereto, having entered into that certain Asset Purchase Agreement dated as of March 29, 1996 (the "Agreement"), desire to amend the Agreement upon the terms hereinafter set forth; and

     Whereas Thomas M. Ferguson intends to transfer his interest under the Asset Purchase Agreement to First Magnum Corporation, a Florida Corporation.

     Now therefore, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows:

     1. Paragraph 2 of the Agreement is amended to read in its entirety as follows:

          2.   Purchase Price.  Purchaser will purchase the Assets for the price
               ---------------
     of Nine Million Six Hundred Thousand Dollars ($9,600,000) (the "Purchase Price"), payable as provided in Paragraph 4. The portion of the Purchase Price allocable to each of the Assets to be sold hereunder is set forth in the Disclosure Letter dated as of March 29, 1996 between Seal Fleet and Purchaser (the "Disclosure Letter").

     2. The first sentence of Paragraph 4 of the Agreement is amended to read in its entirety as follows:

     The Purchase Price shall be paid by Purchaser as follows: (a) $100,000 upon execution of this Agreement (the "Deposit") and (b) $9,500,000 at Closing by wire transfer to an account designated by Sellers.

     3. Subparagraph (m) of Paragraph 6 of the Agreement is amended to read in its entirety as follows:

          (m)  Repayment of Indebtedness.  On or before the Closing Date,
               -------------------------
          Sellers shall repay all indebtedness to the Three R Trusts.










































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     4.   Paragraph 7 is amended to add the following representation and warranty:

          (k)  Transaction with Three R Trusts.  Purchaser has entered into an
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          amendment to the Three R Trusts Agreement (as hereinafter defined)
          whereby Purchaser will pay $16,000,000 for the five vessels purchased and for 50,000 shares of Class B and 212,655 shares of Class A common stock of Seal Fleet purchased. No other consideration, payment or inducement has been or will be paid to the Three R Trusts or the partnerships that own the vessels beneficially owned by the Three R Trusts.

     5. Subparagraph (i) of Paragraph 11 of the Agreement is amended to read in its entirety as follows:

          (i) payment and/or release of all indebtedness of Sellers to Three R Trusts.

     6. Paragraph 20 of the Agreement is amended to read in its entirety as follows:

          20.  Employment of Sellers' Personnel.  At the Closing, Purchaser will
               --------------------------------
     offer employment to certain administrative employees of Sellers and to the officers and crew members of the Vessels employed by Sellers on the Closing Date, as the Closing Date may be extended pursuant to this Agreement, provided that such persons qualify for hiring under Purchaser's customary terms and conditions of employment. All employees hired will be retained under compensation packages commensurate with the compensation package in force for comparable personnel currently employed by Seabulk Offshore, Ltd. All personnel hired pursuant to this paragraph shall be hired as employees at will. Purchaser will provide to Sellers at Closing the sum of Four Hundred Fifty Thousand Dollars ($475,000) to be utilized by the Sellers to assist in downsizing its operations, as appropriate, and in mitigating any dislocation associated with such downsizing, such amount to be allocated in Sellers' sole discretion.

     7. Except to the extent amended by the foregoing Paragraphs 1 through 6 of this Amendment No. 1, the provisions of the Agreement shall remain in full force and effect.

     8. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.










































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     In Witness Whereof, the parties have executed this Amendment No. 1 on the date first hereinabove written.


                                             Sellers:

                                             Seal Fleet, Inc.

                                             By:
                                                -----------------------------
                                                  John Bissell, President

                                             Sealcraft Operators, Inc.

                                             By:
                                                -----------------------------
                                                  John Bissell, President

                                             Seal GP, Inc.

                                             By:
                                                -----------------------------
                                                  John Bissell, President

                                             South Corporation

                                             By:
                                                -----------------------------
                                                  John Bissell, President

                                             Purchaser:

                                             Hvide Marine Incorporated

                                             By:
                                                -----------------------------
                                                  Name: Donald L. Caldera
                                                  Title: Executive Vice
                                                         President

                                             First Magnum Corporation

                                             By:
                                                -----------------------------
                                                  Name:
                                                  Title:

                                                  Thomas M. Ferguson